                                                                    EXHIBIT 12.2

THE LOEWEN GROUP INC.

Computation of Earnings to Fixed Charges Ratio (Under U.S. GAAP)
Expressed in thousands of U.S. dollars

                                                   Six months ended
                                                       June 30,                       For the Year Ended December 31,
                                                   --------------------   ------------------------------------------------------
                                                   1998        1997        1997        1996        1995         1994        1993
                                                   ----        ----        ----        ----        ----         ----        ----
Earnings before income taxes                     $ 51,996    $ 63,221    $ 43,290    $ 87,765   $(125,539)    $57,877    $44,374

Fixed charges included in earnings before income
    taxes
   Interest on long-term debt                      70,676      63,643     125,450      88,932      50,913      34,203     21,801
   Amortization of deferred
    finance costs                                   4,860       3,262       7,014       4,171       1,512       1,139        832
   Dividends on preferred securities of
    subsidiary                                      3,544       3,544       7,088       7,088       7,088       2,678         --
                                                 --------    --------    --------    --------   ---------     -------    -------
                                                   79,080      70,449     139,552     100,191      59,513      38,020     22,633
                                                 --------    --------    --------    --------   ---------     -------    -------

Earnings                                         $131,076    $133,670    $182,842    $187,956   $ (66,026)    $95,897    $67,007
                                                 ========    ========    ========    ========   =========     =======    =======
Fixed charges
   Fixed charges included in earnings before
    income taxes                                  $ 79,080    $ 70,449    $139,552    $100,191   $ 59,513     $38,020    $22,633
   Capitalized interest                                876         883       2,093       2,092      2,722       1,128        117
                                                  --------    --------    --------    --------   --------     -------    -------
Total fixed charges                               $ 79,956    $ 71,332    $141,645    $102,283   $ 62,235     $39,148    $22,750
                                                  ========    ========    ========    ========   ========     =======    =======

Ratio of earnings to fixed charges                     1.6X        1.9X        1.3X        1.8X        --(1)      2.4X       2.9X
                                                  ========    ========    ========    ========   ========     =======    =======

(1) The 1995 loss is not sufficient to cover fixed charges by a total of approximately
    $128.3 million, and as such the ratio of earnings to fixed charges has not been computed.


THE LOEWEN GROUP INC.

Computation of Earnings to Fixed Charges Ratio, As Adjusted (Under U.S. GAAP) Expressed in thousands of U.S. dollars

                                                      Six months ended
                                                          June 30,                       For the Year Ended December 31,
                                                    --------------------   -------------------------------------------------------
                                                      1998        1997        1997        1996         1995       1994       1993
                                                    --------    --------   ---------   ---------   ---------    -------    -------
Earnings before income taxes                        $51,996     $63,221    $ 43,290    $ 87,765    $(125,539)   $57,877    $44,374

Fixed charges included in earnings before
 income taxes
   Interest on long-term debt                        70,676      63,643     125,450      88,932       50,913     34,203     21,801
   Amortization of deferred finance costs             4,860       3,262       7,014       4,171        1,512      1,139        832
   Dividends on preferred securities of
    subsidiary                                        3,544       3,544       7,088       7,088        7,088      2,678         --
   Adjustments                                           --          --      61,900(1)   18,678(2)   195,700(3)      --         --
   Sale of investment                                    --          --     (24,100)         --           --         --         --
                                                    -------     -------    --------    --------     --------    -------    -------
                                                     79,080      70,449     177,352     118,869      255,213     38,020     22,633
                                                   --------    --------    --------    --------     --------    -------    -------

Earnings                                           $131,076    $133,670    $220,642    $206,634     $129,674    $95,897    $67,007
                                                   ========    ========    ========    ========     ========    =======    =======

Fixed charges
   Fixed charges included in earnings before
    income taxes                                   $ 79,080    $ 70,449    $139,552    $100,191     $ 59,513    $38,020     22,633
   Capitalized interest                                 876         883       2,093       2,092        2,722      1,128        117
                                                   --------    --------    --------    --------     --------    -------    -------
Total fixed charges                                $ 79,956    $ 71,332    $141,645    $102,283     $ 62,235    $39,148    $22,750
                                                   ========    ========    ========    ========     ========    =======    =======

Ratio of earnings to fixed charges, as adjusted         1.6X        1.9X        1.6X        2.0X         2.1X       2.4X       2.9X
                                                   ========    ========    ========    ========     ========    =======    =======

----------
(1) Costs associated with the restructuring and strategic intitiatives.
(2) Costs related to the unsuccessful hostile takeover proposal for the Company.
(3) Effect of legal settlements, litigation related finance costs and other costs related to certain litigation and settlements.